Exhibit 99.1

Merisant
33 North Dearborn
Suite 200
Chicago, Illinois 60602
312-840-6000

NEWS RELEASE

For Immediate Release

Media Contact:

Julie Wool, Global Controller
(312) 840-6000

Merisant Company Launches Refinancing

CHICAGO, IL (March 17, 2008) — Merisant Company, the maker of Equal®, has launched the marketing of a new senior secured credit facility.  Proceeds from the new credit facility will be used to retire outstanding loans under the existing Amended and Restated Credit Agreement dated May 9, 2007.  Merisant has engaged Credit Suisse as the arranger and sole book runner for the refinancing.

In connection with its marketing efforts, Merisant will disclose to potential lenders preliminary estimated consolidated and segment financial information at and for the year ended December 31, 2007.  The following table sets forth summary historical consolidated financial data for the years ended December 31, 2005 and 2006 which are derived from Merisant’s audited consolidated financial statements.   The financial data for the year ended December 31, 2007 are preliminary estimates and are subject to the completion of Merisant’s annual audit.  Totals may not foot due to rounding.

Consolidated Historical Results

($ in millions)

	2005	2006	2007E
Net Sales
North America	$113	$125	$116
EAME	137	114	116
Latin America	35	34	33
Asia / Pacific	20	21	25

Total Net Sales	$305	$294	$290
% Growth	(12%)	(4%)	(1%)
Cost of Sales	130	125	129

Gross Profit	$175	$169	$161
% Margin	57%	58%	55%
Marketing and Selling Expenses	73	73	66
Administration Expenses	43	42	43
Amortization of Intangible Assets	22	22	22
Transaction Fees	(0)	3	—
Net Loss on Long Lived Assets	1	9	—
Restructuring Expenses	3	6	1

Income from Operations	$34	$14	$29

Bank EBITDA	$68	$67	$70
% Margin	22%	23%	24%

In addition to the foregoing, Merisant estimates that its capital expenditures for the year ended December 31, 2007 will be approximately $7 million and that it held approximately $51 million in cash and cash equivalents at December 31, 2007.

The following table sets forth summary historical consolidated financial data for each of Merisant’s geographical segments for the years ended December 31, 2005 and 2006 which are derived from Merisant’s audited consolidated financial statements.   The financial data for the year ended December 31, 2007 are preliminary estimates and are subject to the completion of Merisant’s annual audit.  Totals may not foot due to rounding.

Consolidated Historical Segment Results

($ in millions)

	2005	2006	2007E

North America
Net Sales	$113	$125	$116
% Growth	(22%)	10%	(7%)
Operating EBITDA	37	46	42
% Margins	32%	37%	37%

EAME
Net Sales	137	114	116
% Growth	2%	(16%)	2%
Operating EBITDA	41	33	35
% Margins	30%	29%	30%

Latin America
Net Sales	35	34	33
% Growth	(21%)	(2%)	(2%)
Operating EBITDA	10	9	8
% Margins	29%	26%	24%

Asia / Pacific
Net Sales	20	21	25
% Growth	(15%)	2%	21%
Operating EBITDA	5	6	9
% Margins	23%	30%	36%

Total
Net Sales	$305	$294	$290
% Growth	(12%)	(4%)	(1%)
Operating EBITDA	92	94	95
% Margins	30%	32%	33%

“Bank EBITDA” is defined under Merisant Company’s Amended and Restated Credit Agreement, dated May 9, 2007, and excludes interest expense, income tax expense and depreciation and amortization, as well as items such as expenses related to start-up costs, restructuring expenses, expenses related to our parent’s withdrawn offering of income deposit securities and other transaction fees and certain other non-cash items (including non-cash derivative gains and losses) as well as certain other expenses set forth in such definition.

“Operating EBITDA” largely mirrors the definition of Bank EBITDA but excludes corporate expenses such as interest expense and other expenses for administrative functions centrally managed and the provision for income taxes.

The following table illustrates the reconciliation of cash flow provided by operating activities to Bank EBITDA, which we believe is the most nearly equivalent GAAP measure. Totals may not foot due to rounding.  The adjustments set forth below are those relevant to the periods presented:

Bank EBITDA Reconciliation

($ in millions)

	2005	2006	2007E
Net cash provided by operating activities	$10	$22	$45
Provision for income taxes, net of deferred income tax provision	4	0	3
Interest expense, net of non-cash interest expense	42	45	41
Cash costs of refinancing	(0)	1	3
Restructuring expenses	3	6	1
Other non-cash items and gains or losses excludable from Bank EBITDA	(0)	4	(20)
Equity in income (loss) of affiliates	(0)	(0)	(0)
Net change in operating assets and liabilities	9	(10)	(2)
Bank EBITDA	$68	$67	$70

Merisant is a worldwide leader in the marketing of low-calorie tabletop sweeteners.  In addition to Equal® and Canderel®, Merisant markets its products under approximately 18 other regional brands and sells its brands in over 90 countries.

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